Exhibit 99.1

NEWS RELEASE

Convergys Corporation Updates Earnings Guidance for Fourth Quarter, 2005

— Impact From American Jobs Creation Act, Adjustments To Cellular Partnership

And Increased Severance Expense Subtracts $0.16 From Previous EPS Guidance —

(Cincinnati; December 21, 2005) — Convergys Corporation (NYSE: CVG), a global leader in providing customer care, human resources, and billing services, today announced it expects fourth quarter income from operations, excluding additional severance, to be in line with previous guidance. Convergys now expects earnings for the fourth quarter of 2005 to be approximately $0.14 per diluted share due to two non-operating items and additional severance expense. Convergys reaffirms earnings guidance for 2006 of at least $1.07 per share.

“As we enter 2006, we’ve built a strong backlog and are encouraged by recent market wins and our ability to continue to drive costs out of the business. Our strong operating performance is continuing in the fourth quarter and we remain comfortable with our 2006 guidance,” said Convergys Chairman and CEO Jim Orr.

Reported fourth quarter earnings will differ from previous guidance due to the tax impact of foreign cash repatriations, adjustments to Convergys’ cellular partnership results, and additional severance expense. In 2006, additional benefits from severance will partially offset the less than anticipated contribution from the cellular partnership.

Details of fourth quarter items:

1.	As discussed in the third quarter earnings release and 10-Q, Convergys has been considering repatriating funds under the American Jobs Creation Act of 2004 (the “Act”). Convergys will complete its foreign cash repatriations of $187 million in cash, inclusive of dividends under the Act by December 31, 2005. The impact from repatriating funds was not included in previous guidance. Convergys expects this will result in additional income tax expense of approximately $11 million, or $0.08 per share.

2.	Convergys has a minority interest in the Cincinnati SMSA Limited Partnership (the “Partnership”), a provider of wireless communications in central and southwestern Ohio and northern Kentucky. The general partner of the Partnership recently notified Convergys that fourth quarter results will include accounting adjustments that will cause a loss to be reported in the quarter. In previous guidance, Convergys expected Partnership pre-tax earnings of $5 million to $7 million for the fourth quarter. Convergys expects previous guidance will be negatively impacted by approximately $13 million, or $0.06 per share.

3.	As a result of continuing efforts, Convergys has identified additional opportunities to further improve operations and to reduce costs. Annualized savings from fourth quarter severance actions are now expected to increase to approximately $20 million beginning in 2006. Rather than the $8 million severance estimated previously, total pre-tax severance in the fourth quarter is expected to be $13 million. The additional $5 million in severance will impact earnings by approximately $0.02 per share in the fourth quarter of 2005.

In summary, the items impacting fourth quarter guidance are foreign cash repatriations ($0.08), cellular partnership adjustments ($0.06), and additional severance ($0.02). Therefore, rather than the $0.30 per share guidance provided in October, Convergys now expects earnings in the fourth quarter of 2005 to be approximately $0.14 per diluted share.

ABOUT CONVERGYS

Convergys Corporation (NYSE: CVG) is a global leader in providing customer care, human resources, and billing services. Convergys combines specialized knowledge and expertise with solid execution to deliver outsourced solutions, consulting services, and software support. Clients in more than 60 countries speaking nearly 30 languages depend on Convergys to manage the increasing complexity and cost of caring for customers and employees. Convergys serves the world’s leading companies in many industries including communications, financial services, technology, and consumer products.

Convergys is a member of the S&P 500 and a Fortune Most Admired Company. Headquartered in Cincinnati, Ohio, Convergys has more than 62,000 employees in 68 customer contact centers, three data centers, and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia. For more information visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

Investor Contact:

Taylor Greenwald, Director of Investor Relations

+1 513 723 3961 or investor@convergys.com

Media Contact:

John Pratt, Convergys Corporate PR

+1 513 723 3333 or john.pratt@convergys.com

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